FSI CODE OF ETHICS AND CODE OF CONDUCT

Please refer to the list of definitions for capitalized terms used in this Code of Ethics and Code of Conduct (this “Code”) that are not defined in the text.

Policy Introduction

This Code applies to your service as an officer or employee of FSI Group, LLC, Elbrook Holdings, LLC, their subsidiaries and affiliates (collectively referred to herein as “FSI”). Personnel performing services pursuant to a FAA are also subject to the provisions of this Code with respect to all services performed under the FAA as specifically outlined in Appendix G. High ethical standards are essential for the success of FSI in order to maintain the confidence of our Clients. FSI performs services for its Clients and pursuant to government contracts or engagements in accordance with industry best practices, high professional standards of care, and the degree of attention required in any well-managed operation. FSI uses and employs only individuals with suitable training, education, experience and skills required to perform the duties FSI owes to its Clients and pursuant to its professional commitments. You can be subject to discipline up to and including termination of employment if you violate this Code or fail to report violations that come to your attention.

Our long-term business interests are best served by adherence to the principle that the Clients’ interests come first. Further, FSI has a fiduciary duty to its Clients which requires all Access Persons to act solely for their benefit. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of FSI's fiduciary obligations to its Clients and FSI's desire to maintain its high ethical standards, FSI has adopted this Code containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflict in favor of the Client.

In addition, because of the nature of our business, Access Persons may be exposed to information which constitutes “inside information” or Material Non-Public Information (“MNPI”). Federal securities laws prohibit the use of MNPI in connection with the purchase or sale of securities. Accordingly, FSI has adopted Policies and Procedures that prohibit the use of MNPI in violation of such laws. Those Policies and Procedures are attached as Appendix A. If you have received MNPI, you must notify FSI’s Chief Compliance Officer (the “CCO”) immediately. The CCO will keep a list of all Access Persons who possess MNPI (“Restricted Persons”). The CCO will review such list of Restricted Persons at least quarterly to determine whether such persons still possess MNPI, and update the list accordingly. FSI may also be obligated from time to time through contract or federal law to maintain the confidentiality of other non-public information, and to avoid, report and mitigate certain conflicts of interest in connection with its engagement by certain government entities. If you are exposed to such non- public information, you are required to maintain its confidentiality.

FSI allows its personnel to engage in personal securities transactions provided the policies contained herein are followed. These policies are intended to protect our Clients, FSI, and its employees from the conflicts that could result from a violation of the securities laws, certain other federal laws, FSI’s contractual obligations or from actual or apparent conflicts of interests. While it is impossible to define all situations which might pose such a risk, this Code is designed to address those circumstances where such risks are likely to arise. If you become aware of an actual or potential conflict of interest, whether or not you believe it is specifically addressed by this Code, you are obligated to report such conflict of interest immediately to the CCO.

Adherence to this Code and the related restrictions on personal investing is considered a basic condition of employment by FSI. While this Code outlines key areas of ethical conduct, additional information is set forth in the FSI Compliance Manual, the Employee Handbook, and the separate written policies and procedures of FSI, with which you must comply as a condition of your employment with FSI (collectively referred to as the “Company Policies”). You are responsible for reviewing this Code and all Company Policies and are expected to act in compliance with this Code and all Company Policies in your daily activities. You are also required to report promptly any violations of this Code of which you become aware. If you have any doubt as to the propriety of any activity, you should consult with FSI’s CCO, who is charged with the administration of this Code and may offer guidance on applicable laws and acceptable practices.

Because this Code does not address every possible situation that may arise, you are responsible for exercising good judgment, applying ethical principles, and raising questions when in doubt. Your integrity and good judgment enhance FSI and build FSI’s reputation in the communities in which we operate, and are the foundation of trust for our Client and professional relationships.

Ethical Behavior

Your decisions and behavior have far-reaching implications that reflect on your individual credibility, FSI, and the financial services industry as a whole. A strong personal sense of ethics should always play a significant role in guiding you towards a proper course of action. Your conduct should reflect positively on FSI.

The appearance of impropriety can be as harmful as improper conduct. If you have questions about whether certain actions are improper, or will reflect inappropriately on yourself or FSI, you should seek guidance from the CCO.

Compliance with Laws, Rules, Regulations and Policies

FSI’s business is subject to various laws, rules and regulations, including securities laws and regulations related to those laws and other federal, state and local laws, and certain contractual obligations with government agencies, private entities or other Clients. In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

•	Defrauds a Client in any manner;

•	Misleads a Client, including any statement that omits material facts;

•	Operates or would operate as a fraud or deceit on a Client;

•	Functions as a manipulative practice with respect to a Client; or

•	Functions as a manipulative practice with respect to securities.

You are expected to know and comply with all rules, regulations and company policies and procedures that are applicable to your job duties and complete all required training. When in doubt about applicable laws, regulations, company policies or procedures, seek advice from supervisors, the CCO or other appropriate personnel.

General Fiduciary Principles

This Code is based on the principles that each FSI Access Person (i) has a duty to place the interests of the firm’s Clients first, (ii) must conduct his or her Personal Securities Transactions consistent with this Code in such a manner so as (a) to avoid any actual or potential conflict of interest, (b) not to abuse such person’s position of trust and responsibility, (c) not to interfere with the management of Client portfolios, and (iii) not to take inappropriate advantage of his or her position.

FSI Access Persons must adhere to general fiduciary principles, as well as comply with the specific provisions of this Code. Technical compliance with the terms of the Code may not insulate an Access Person from scrutiny in instances where the Personal Securities Transactions show a pattern of abuse or failure to adhere to general fiduciary principles.

Government Contracts

To the extent any work or services performed for a government entity or agency require additional or more stringent or specific provisions, controls or procedures that are not contained in this Code, all Access Persons, or those engaged in such government engagement, may from time to time be subject to additional provisions, controls, procedures, rules or regulations that govern such engagement. Any such provisions, controls or procedures may be set forth in Appendix G to this Code, any other addendum, or a separate written policy or procedure.

Gifts and Business Entertainment

A conflict of interest may occur when the personal interests of Access Persons interfere with their responsibilities to FSI or its Clients. FSI recognizes this and believes that Access Persons should not accept inappropriate gifts, Business Entertainment, favors, special accommodations, or other things of material value that could influence their decision-making. Also, Business Entertainment should neither be so frequent nor so extensive as to raise any question of impropriety.

On an annual basis, an Access Person shall not provide or accept any gift(s) or other item(s) valued in excess of $100 from any broker-dealer, underwriter, placement agent, vendor, accounting firm, law firm, or other third party service provider or any employee or representative of the foregoing that does business with FSI or on behalf of any Client.

Neither FSI nor its Access Persons shall provide extravagant or excessive gifts, Business Entertainment, or other benefits to any Client, prospective client, investor, or any entity that does business with or on behalf of FSI. During the course of any process for selection, or the period of any engagement by, any government entity or agency, FSI and its Access Persons are prohibited from directly or indirectly making any offer or promise of future employment or business opportunity to, or engaging directly or indirectly in any discussion of future employment or business opportunity with, any government employee with personal or direct responsibility for any such procurement. Nor shall FSI or any Access Person offer, give or promise to offer or give, directly or indirectly, any money, gratuity, or other thing of value or Business Entertainment to any government employee in the department which has engaged, or is investigating the possibility of engaging, FSI, unless approved in writing, in advance, by FSI’s CCO or the FAA CCO on the particular engagement.

In order for an activity to qualify as Business Entertainment provided by FSI, an Access Person must accompany the recipient. For Business Entertainment received by FSI, the provider must accompany the Access Person. If this does not occur, the activity is considered a gift under the Code.

Any gift or Business Entertainment received or provided by Access Persons outside of these parameters must be promptly disclosed to the CCO, who will consult with FSI Executives on appropriate course of action.

Conflicts of Interest

FSI has a fiduciary duty to its Clients which requires all Access Persons to act solely for their benefit. Your employment with FSI must be your primary business association and must take precedence over any other employment or business affiliation you may have. This means that you may not hold any position, whether paid or unpaid, with any other organization, whether for- profit or charitable, that would put you in competition with FSI or conflict with the performance of your duties at FSI (regardless of whether the FSI has previously approved such outside activity). Therefore all outside activities are subject to approval as set forth below.

A “conflict of interest” occurs when your private interest interferes in any way – or even appears to interfere – with the interests of FSI, its Clients, its contractual obligations or government engagements. You have a duty to report any transaction or relationship that reasonably could be expected to create a conflict of interest to the CCO, to avoid any and all such actual or potential conflicts of interest, and to work with FSI to mitigate or neutralize actual or potential conflicts of interest. If you have any questions regarding what might constitute a conflict of interest, or to report any transaction or relationship that you believe has occurred or may occur that might constitute a conflict of interest, contact the CCO.

FSI owes a duty of loyalty and fair dealing to the United States when acting as a financial agent of the United States. As such FSI has agreed to act at all times in the best interests of the United States when engaged by U.S. government agencies or entities.

To protect against conflicts of interests with government entities, certain Access Persons may be required to complete government disclosure forms, including Office of Government Ethics Form

278 or Form 450 and update these forms on a quarterly and/ or annual basis. FSI’s Compliance and should complete and return the updated / appropriate Form to the CCO within 15 business days of the end of each fiscal quarter. FSI’s Compliance may require additional certifications from you, and FSI may adopt additional policies and procedures or conflict of interest mitigation controls and information barrier measures as FSI deems necessary to comply with its obligations under contractual engagements or applicable laws. The CCO will notify each Access Person regarding Form 278 / 450 or other certifications and information that must be provided and updated.

Outside Activities

FSI recognizes that certain outside activities of Access Persons are permissible and will not interfere with an Access Person’s duties to FSI and its Clients. To ensure such outside activities do not conflict with any duties to FSI, to Clients, or otherwise harm FSI’s reputation, FSI requires that all Access Persons disclose and obtain approval for any Outside Activities at the inception of the activity and annually thereafter. Questions regarding whether any Outside Activities conflict with duties owed to FSI or harm FSI’s reputation must be promptly directed to the CCO.

Additionally, an Access Person shall not serve on any board of directors of any for-profit company, whether publicly traded or privately held, without prior written authorization from one of the FSI Executives. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any Client. If an Access Person is permitted to serve as a director of a company pursuant to the section, FSI shall not transact in the securities of such company, except in compliance with applicable law. This restriction does not apply to service on the board of any not-for-profit corporation or organization.

Reporting of Violations or Apparent Violations of the Code

Any Access Person who discovers a violation or apparent violation of the Code must promptly report the matter to the CCO. Any Access Person who discovers that he or she has violated the Code must promptly report the matter to the CCO. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. FSI prohibits retaliation against individuals who report violations or apparent violations of the Code in good faith and will treat any such retaliation as a further violation of the Code.

Acknowledgement

FSI will provide this Code to all Access Persons upon adoption and to all new Access Persons upon employment. All Access Persons must certify that they have received, read and understand this Code, recognize that they are subject to it and will comply with it on an annual basis. The certification form appears as Appendix D and is also available on-line.

FSI will promptly provide any amendments to the Code to all Access Persons. A certification form will be required to be signed by all Access Persons upon receipt of any amendment.

Political Contributions – Preclearance Requirements

Rule 206(4)-5 under the Investment Advisers Act of 1940 (the "Act") addressing so called "pay to play" practices by investment advisers. Pay to play practices involve payments, including political contributions, made or solicited by fund managers to government officials or candidates who may directly or indirectly influence the awarding of advisory contracts for state and local government entities including, for example, public pension plans or other government funds.

The rule provides a de minimis exception for contributions of under $350 made to candidates for whom the contributor may vote and $150 to other candidates. However, to ensure that FSI is in compliance with Rule 206(4)-5, FSI requires that all FSI employees obtain preclearance from FSI prior to making any “contribution” to a political candidate or PAC in accordance with FSI’s Policies Regarding Political Activities by Investment Advisers in the form provided by FSI.

Employees will also be required to certify all contributions made on at least an annual basis and confirm that all such contributions were pre-cleared.

Personal Securities Transactions – Preclearance Requirements

It is the responsibility of each Access Person to ensure that a Personal Securities Transaction is not subject to any restriction contained in this Code of Ethics and Code of Conduct or otherwise prohibited by any applicable laws. Personal Securities Transactions may be affected only in accordance with the provisions of this Section. To the extent required by this Code, a request for preclearance must be made by completing a Preclearance Request in advance of the contemplated transaction, in the form required by FSI, and submitting to the CCO for review and consideration. The Preclearance Request shall contain such information set forth in Appendix B, and may be included in electronic version on Compliance11, or any automated system that FSI may implement for tracking Personal Securities Transactions.

Access Persons must obtain prior written approval before:

•	Acquiring any direct or indirect Beneficial Ownership in any security through an initial public offering or private placement.

•	Engaging in a Personal Securities Transaction in any Security.

FSI will follow the following guidelines when reviewing preclearance requests:

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The Chief Compliance Officer will maintain a spreadsheet listing all FSI employees, officers, or other personnel who perform work for the various lines of business related to FSI. Among other items, this spreadsheet will contain a COE Category designation for each Access Person. Each Access Person will be grouped into categories according to the lines of business of Client engagements on which he or she serves. FSI Group or FAA Personnel. The CCO shall maintain a list of all Access Persons and his or her COE Category. All persons performing services under an FAA will be subject to preclearance of all Personal Securities Transaction as set forth below and on Appendix G.

•	The FSI Executives will need to approve any changes to the COE Category designation(s) for any Access Person.

•	Any request to trade a restricted Security shall be rejected by the CCO.

•
Upon receipt of a Preclearance Request, the CCO will determine whether the Security is a Financial Services Security, an IPO, or private placement. If the Security is not restricted, is not a Financial Services Security, IPO or private placement, and the CCO does not have any other information to cause a concern about the transaction, then the CCO may preclear the transaction and notify the Access Person of such approval. At times when the CCO is not available, then either FSI Executive or General Counsel may perform this function so long as the request is not for his own account. The CCO shall also be responsible for maintaining the Restricted List(s) on Compliance11, or any other automated tracking system, such that any request to trade a restricted Security is properly denied.

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If a requested transaction involves a Financial Services Security, is part of an IPO or private placement, or the CCO has any other reason for concern regarding the transaction, and the Security does not appear on an applicable Restricted List, the CCO shall forward the request to the appropriate FSI Executive(s) or General Counsel for review. For each such Preclearance Request, the following FSI Executives will be responsible for approving Personal Security Transactions for each COE Category:

o	Any FAA Categories – Chairman or General Counsel (if Chairman is not available)
o	FSI Group – Chairman, President, or General Counsel (if FSI Executive is not available)

•
When the Chairman or President requests preclearance of a Financial Services Security, the CCO will seek approval from the other; if both Chairman and President seek approval for the same trade, then the General Counsel shall review for approval.

•	When the Chairman and President are unavailable, either may designate the General Counsel or the CCO to provide approval on his behalf.

•	FSI Executives, in determining whether approval should be given, will take into account, among other factors:

o
whether any Client relevant to the Access Person has a pending “buy” or “sell” order in that same Security on that day; in the case of an initial public offering or private placement, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the Access Person by virtue of his or her position with FSI; and

o	if a Short Sale of a Security is requested, whether any Client relevant to the Access Person has a long position in such Security.

•
Once approval has been received from the appropriate person(s) listed above for each COE Category, the CCO will notify the Access Person that he or she is approved to execute the transaction until the close of the market on that trading day.

Personal Securities Transactions – Holding Period for Financial Services Securities

All Personal Securities Transactions involving the purchase of Financial Services Securities are subject to a 60 day holding period.

Access Person Initial, Quarterly, and Annual Reporting

INITIAL & ANNUAL HOLDING AND OUTSIDE ACTIVITY REPORTS - No later than 10 days after becoming an Access Person, and at least annually thereafter, all Access Persons shall complete and submit to the CCO a form substantially similar to Appendix C that indicates i) all brokerage accounts in which the Access Person has Beneficial Ownership, ii) all Securities in which the Access Person has Beneficial Ownership, including the name and type of the security, the number of shares, the name of any broker or bank with which the securities are held, and the date the report is submitted, and (iii) all Outside Activities. This form may be in electronic or other format, as determined by FSI from time to time. The information provided in this report must be current as of a date not more than 45 days prior to an individual becoming an Access Person or submitting the report.

QUARTERLY TRANSACTION REPORT - No later than 30 days after the end of each calendar quarter, each Access Person (regardless of whether the Access Person has a brokerage account or has executed any Personal Securities Transactions) must file a Quarterly Transaction Report with the CCO in electronic or other format, as requested by the CCO. This report shall contain the information included on Appendix E, and such other information as FSI may determine from time to time.

Personnel who are only engaged on a FAA may, in the discretion of the CCO, rely on forms mandated by the FAA and applicable Federal law to comply with the Initial and Annual Holdings, Outside Activity, and Quarterly Reporting requirements of this Code.

DUPLICATE TRADE CONFIRMATIONS - All Access Persons are required to assist FSI in having their brokers, custodians, or any persons managing their account, supply the CCO with duplicate copies of all trade confirmations or electronic brokerage feeds of each Personal Securities Transaction. Each Access Person has an affirmative obligation to notify the CCO promptly if they open any new account with a broker or custodian, move an existing account to a different broker or custodian, or close an account, and to provide prompt authorization for receipt of duplicate confirms or electronic account information from each such broker or custodian.

MANAGED ACCOUNT EXEMPTION / CERTIFICATION – Access Persons may seek an exemption from the preclearance requirements for an account over which the Access Person has no direct or indirect influence or control (a “Managed Account”).    Access Persons requesting a

Managed Account exemption must complete and file the initial certification in the form of Appendix F with the CCO, and after an exemption has been granted must complete and file the quarterly certification in the form of Appendix F with the CCO no later than 30 days after the end of each calendar quarter. Appendix F may be submitted in electronic or other format as requested by FSI. A Managed Account exemption must be approved by at least one FSI Executive.

EXEMPTION FROM REPORTING OBLIGATIONS - In recognition of the de minimis or involuntary nature of certain transactions, certain transactions and holdings are exempted from the reporting obligations of the Code:

•	Holdings that are not defined by the Code as a “Security”;

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Purchases effected pursuant to an automatic investment or reinvestment plan (exempt from reporting on quarterly transaction report only) need only be pre-approved upon initiating an automatic or reinvestment plan. Thereafter, no additional pre-clearance is required unless the terms of the automatic or reinvestment plan change; or

•
A Managed Account may be exempt from the preclearance requirements; an Access Person may request such an exemption from the preclearance requirements but must provide FSI information regarding any such accounts, authorize duplicate account statements and trade confirmations to be provided to FSI and certify to FSI that he does not have any direct or indirect influence or control, and will not exercise any influence or control, as set forth in the request for preclearance exemption in Appendix F. Once an exemption has been granted, the Access Person is required to make quarterly certifications as provided in Appendix F.

•	Other waivers as determined by the FSI Executives from time to time.

Additionally, investments by Access Persons in Affiliated Funds are not required to be disclosed within initial and annual holding reports or quarterly transaction reports due to FSI maintaining this information. On at least a quarterly basis the Chief Financial Officer will provide the CCO with (1) a current list of Access Person invested in each Affiliated Fund; and (2) for each transaction within an Affiliated Fund that occurred in the prior quarter, the Access Person’s name, Affiliated Fund, date of transaction, type of transaction, and transaction amount.

Sanctions

The responsibility for determining sanctions shall rest with the FSI Executive(s) responsible for reviewing the relevant COE Category. FSI Executives, at their discretion, shall consider reports made to them and may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with FSI, or criminal or civil penalties. FSI shall maintain a written record of any violations and any action taken as a result.

Protection and Use of Company Assets

You are obligated to protect FSI’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on FSI. FSI equipment should not be used for non-company business, though incidental personal use may be permitted in accordance with Company Policies.

Confidentiality of Information

As a registered investment adviser, we have particular responsibilities for safeguarding the information of our Clients and the proprietary information of FSI. You should be mindful of this obligation when you use the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information. You should not discuss the affairs of FSI, its Clients, or any contractual or government engagement with anyone (including family members) unless there is a legitimate business reason for that person to know. You should not discuss confidential information in public areas where it can be overheard, read confidential documents in public places, nor leave or discard confidential documents where they can be retrieved by others. The Company Policies contain specific policies and procedures relating to storage and use of confidential information. You may also be required to execute certain confidentiality or non- disclosure agreements as deemed necessary or reasonable by the CCO or as required with respect to certain government engagements.

Proprietary Information of the Company

You have the responsibility to safeguard proprietary information of FSI and comply with the provisions contained in the Employee Handbook with respect to such information, the terms of which are a condition of your employment. Proprietary information includes intellectual property (copyrights, trademarks or patents or trade secrets), particular know-how (business or organizational designs, or business, marketing or service plans or ideas) and sensitive information about FSI (databases, records, salary information or unpublished financial reports). If you have any questions about what constitutes proprietary information, or if you believe such information has been compromised, contact the CCO.

Confidentiality of Client Information

Information concerning the identity of FSI investors and certain Clients and their transactions and accounts is confidential. Such information may not be disclosed to persons within FSI except as they may need to know it in order to fulfill their responsibilities to FSI. You may not disclose such information to anyone or any firm outside FSI except: (i) in the event an outside firm needs to know the information in order to perform services for FSI and is bound to maintain its confidentiality, (ii) when a Client or FSI investor has consented to the disclosure after having been given an opportunity to request that the information not be shared pursuant to FSI’s Privacy Policy, (iii) as required by law, or (iv) as authorized by the CCO.

Information regarding Clients and FSI investors must be kept confidential and may not be used for the benefit of other Clients, FSI investors, or other accounts, including those of any employee, officer or contractor. Trading ahead of a Client’s imminent order is known as front running and is prohibited. Misusing confidential Client or FSI investor trade information for possible personal benefit, known as shadowing, is likewise prohibited.

Privacy

FSI has adopted a Privacy Policy, as set forth in the Compliance Manual. You should be familiar with FSI’s Privacy Policy and the limitations on how customer information can be used and shared. You should also be familiar with the procedural and systemic safeguards we maintain to protect the security of customer information. If you have any questions  about whether any particular use or disclosure of customer information is permitted, you should direct them to the CCO.

Business Practices

In our business operations, we deal fairly with our Clients and colleagues. We maintain accurate business records and comply with laws and regulations regarding financial disclosures and audits.

Conduct of Audits

Neither you nor any other person acting under your direction shall directly or indirectly take any action fraudulently to influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of an audit or review of FSI’s financial statements or control procedures. You may not offer future employment or contracts for non- audit services, provide an auditor with inaccurate or misleading information, threaten to cancel or cancel existing non-audit or audit engagements if the auditor objects to the accounting or procedures, seek to have a partner removed from the audit engagement because the partner objects to FSI’s accounting or procedure, or engage in any other coercive activity.

Record-Keeping

FSI requires honest and accurate recording and reporting of information to maintain the integrity of our business records and to make responsible business decisions. FSI’s books, records and accounts must (i) accurately reflect all transactions of FSI and all other events that are the subject of a specific regulatory or contractual/ government engagement record-keeping requirement; (ii) be maintained in reasonable detail; and (iii) conform both to applicable legal requirements and to FSI’s system of internal controls. Unrecorded or “off the books” funds or assets are prohibited unless permitted by applicable law or regulation. Business records must not  contain exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies. This applies equally to e-mail, internal memoranda, formal reports, and all other forms of business records. You must be familiar with our Required Books and Records policies and procedures as set forth in the Compliance Manual. Records shall be retained or destroyed in accordance with these policies. In the event of litigation, governmental investigation or the threat of such action, you should notify the CCO and FSI General Counsel immediately so that FSI can properly comply with all record preservation obligations.

Prohibition of Bribery and Kickbacks

FSI prohibits bribery or kickbacks of any kind and to anyone in the conduct of our business. In addition, Federal law generally prohibits the provision of gratuities to U.S. and foreign government personnel. The promise, offer or delivery to an official or employee of the U.S. government or an official employee or candidate of a foreign government of a gift, favor, payment or other gratuity in violation of these rules would not only violate this Code but also could be a criminal offense. Similarly, federal law, as well as the laws of many states, prohibits engaging in “commercial bribery.” Commercial bribery involves soliciting, demanding or accepting anything of value from any person with the intention to influence or be rewarded in connection with any business or transaction, such as with vendors, competitors, Clients, or government employees. If you have any questions or need any guidance, you should contact the CCO.

Anti-Money Laundering

As an investment adviser, FSI may be subject to certain laws designed to prevent customers from using accounts and financial services to launder money or engage in terrorist activities. Federal laws and regulations also prohibit U.S. persons and corporations from transacting with persons and entities from countries on lists provided by the Office of Foreign Assets Control (OFAC) of the U.S. Treasury Department. Money laundering is the process of converting illegal proceeds (e.g., money received from illegal drug trafficking or terrorist organizations) so that the money appears to be legitimate. You are required to know and comply with FSI’s Anti-Money Laundering Policies, which are contained in the Compliance Manual. If you have any questions regarding FSI’s Anti-Money Laundering Policies, or suspect any suspicious activity has occurred involving money laundering, you must contact the CCO.

Public Relations

Media coverage can have a significant impact on FSI’s brand and reputation. FSI’s Marketing Policy, which is included in the Compliance Manual, is designed to ensure accurate and coordinated communication of information about FSI and its separate lines of business. In addition, legal and regulatory requirements restrict information that may be provided to the media. You should direct all inquiries from the press to the CCO, or, in the case of government contract inquiries, to the FAA CCO, and you should NOT respond directly.

Compliance and Reporting Procedures

You must comply with this Code and take prompt action to report actual or suspected violations of the Code. You may not engage in any conduct to circumvent the Code (e.g., by asking family members to accept gifts on your behalf that you would be prohibited from accepting under the Code).

Your Confidentiality

FSI shall maintain all holdings, transaction and other Code reports in confidence, except to the extent necessary to implement, administer, monitor and enforce the provisions of the Code or to comply with requests from regulatory authorities. You acknowledge that FSI may engage outside vendors to assist in tracking or storing such information required to be maintained by the Securities and Exchange Commission, FINRA, state or federal regulators, and FSI’s internal policies and procedures.

Waiver

An Access Person may submit to the CCO a written request for a waiver from any provision of the Code. A waiver must be approved in writing by the relevant FSI Executive(s), as determined by the Access Person’s COE Category.

Seeking Guidance

If you are unsure of what to do in any situation, seek guidance before you act. Use company resources, including your supervisor or the CCO as outlined in this Code. Remember that you must report all incidents of misconduct, and you may do so without fear of retaliation. If you have violated the Code, however, making a report will not protect you from the consequences of your actions.

Definitions

Access Person means any Supervised Person who (i) has access to nonpublic information regarding any Clients’ purchase or sale of securities, (ii) has access to nonpublic information regarding the portfolio holdings of any Affiliated Fund (iii) is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic or
(iv) performs services under an FAA. FSI considers all FSI Supervised Persons to be Access Persons.

Affiliated Fund means any fund for which FSI serves as an investment adviser or any fund whose investment adviser or collateral manager is an affiliate of FSI.

Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than receipt of an advisory fee. In general, an Access Person is deemed to have beneficial ownership of a security or account held in the name of:

•	The Access Person;
•	The Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) or minor child;

•	The Access Person's immediate family members who live in the Access Person's household;
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Any person to whom the Access Person provides primary financial support and (i) whose financial affairs the Access Person controls or (ii) for whom the Access Person provides discretionary advisory services;

•
Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner, or in which the Access Person has 25% or greater interest, or exercises effective control*; and

•	Any close family member for whom the Access Person directs trades or in which the Access Person has a direct or indirect financial interest.

* For purposes of the Code, an Access Person shall not be deemed to be the beneficial owner of the limited partnerships and/or funds for which FSI serves as general partner and/or investment adviser. For purposes of the Code, the limited partnerships/funds shall be treated as Client accounts.

Business Entertainment refers to an Access Persons providing or receiving entertainment for/from a Client, prospective Client, broker-dealer, underwriter, placement agent, vendor, law firm or service provider that does business with FSI or on behalf of any Client. Business Entertainment may be in the form of any social event, hospitality event, charitable  event, sporting event, entertainment event, meal, leisure activity, as well as any transportation and/or lodging accompanying or related to such activity or event, including such  Business Entertainment offered in connection with an educational event or business conference.

CCO means the person designated by FSI Group, LLC and Elbrook Holdings, LLC to serve as Chief Compliance Officer pursuant to Rule 206(4)-7.

Chairman refers to Steven N. Stein, the Chairman and Chief Executive Officer of FSI.

Client means any private investment fund listed in FSI’s Form ADV or separately-managed account where FSI or a subsidiary serves as general partner, investment adviser, financial agent or collateral manager.

Code means this Code of Ethics and Code of Conduct adopted by FSI.

COE Category refers to the designation made in the FSI employee list that determines who needs to approve certain Personal Security Transactions for an Access Person.

Control shall have the same meaning set forth in Section 2(a)(9) of the Investment Company Act of 1940.

FAA refers to any Financial Agency Agreement, or other agreement by and between FSI Group, LLC and the US Department of Treasury.

FAA CCO refers to the Chief Compliance Officer for a FAA engagement, as set forth in the FAA, or any person designated by FSI to serve as the Chief Compliance Officer for mandates performed for the U.S. Department of the Treasury.

Financial Services Security means any security issued by any bank, thrift, or their holding companies, any insurance company, asset management company, mortgage bank or broker, securities brokerage or investment banking firm, commercial or consumer finance company, leasing company or their respective holding companies, any real estate investment trust, real estate operating company, business development company (“BDC”), or company providing technology, infrastructure, information, support or services to any of the foregoing, as well as any company or pass-through entity whose activities are similar or attendant to those of companies which are engaged in the financial services industry. Financial Services Security shall also refer to shares of any exchange traded fund that seeks investment results that correspond generally to the financial services sector, any portion of the financial services sector, or any particular index that tracks the financial services sector.

FSI refers collectively to FSI Group, LLC, Elbrook Holdings, LLC, their subsidiaries and affiliates.

FSI Executives refers collectively to the Steven N. Stein, the Chairman of FSI and John M. Stein, the President of FSI.

Material Non-Public Information (“MNPI”) refers to information that is “material” if it has “market significance” in the sense that such information, if disclosed, would be likely to affect the market price of any outstanding securities or would be likely to be considered important to reasonable investors in determining whether to purchase or sell such securities.

Additionally, the following information is provided for illustrative purposes:

Information is deemed “non-public” when it is not yet in general circulation or when the possessor knows or should know that the information is only available to “insiders”. To show that information is public, one should be able to point to some fact demonstrating that the information has been disseminated broadly to investors, e.g. by disclosure in a press release or public filing.

Although issuers are generally prohibited from selectively disclosing MNPI, disclosure of such information may occur in the context of a formal or informal meeting with a company representative. MNPI may be in the possession of a service provider to the issuer, such as a lawyer, accountant, investment banker, or consultant. Such information may also be in the possession of friends or relatives of an issuer’s employees or service providers. A person’s relationship with the company is not determinative of whether the person possesses MNPI. Rather, it is the nature of the information itself that must be examined. If the information possessed by an individual satisfies the definition of MNPI set forth above, that information must be kept confidential and may not be the basis for any securities or other transactions.

Although it is not possible to identify in a policy all information that could be deemed “material”, some examples relating to issuers would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant achievements or failures in research or testing activities, major personnel changes, labor negotiations, price changes, major marketing changes, government investigations or significant litigation.

For purposes of this Code, the prohibition on transactions based on the possession of MNPI includes transactions in all securities and other instruments while in the possession of MNPI relevant to the transaction.

Outside Activities means serving as an employee, officer, director, or trustee, or accepting remuneration, or performing any services, for any organization other than FSI and its affiliated companies.

Personal Securities Transaction means a transaction in a Security in which an Access Person has or thereby acquires Beneficial Ownership. A person is considered to be “engaging in” or “effecting” a Personal Securities Transaction if the person, directly or indirectly, directs, participates in or receives advance notification or advice regarding such transactions.

President refers to the John M. Stein, the President of FSI Group, LLC and Elbrook Holdings, LLC.

Security means any stock, bond, future, option, exchange traded fund, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act. The term Security is very broad and includes: options on securities, indexes, and currencies; limited partnerships; foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs.  For purposes of the Code, Security does not include:

•	Direct obligations of the U.S. government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds; and

•	Shares of open-end mutual funds.

Short Sale means the sale of security that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain at no added cost securities identical to those sold short.

Supervised Person means FSI’s officers, employees, and employees of affiliated companies who are subject to FSI’s supervision and control.

Personnel Responsible

The CCO is responsible for administering and monitoring the Code’s policies and procedures. The FSI Executives are responsible for approving Outside Activities, approving certain Personal Security Transactions, determining sanctions imposed on Access Persons due to violations of the Code, and granting waivers to the Code.

Documentation

FSI shall maintain the following items for five years, or in the case of FAA materials, the longer of seven years from the date the information was created or three years from the termination of the FAA (a minimum two years on-site):

•	All initial and annual holding reports;

•	All quarterly transaction reports;

•	All duplicate trade confirmations received from brokers for Security trades;

•	A current copy of the Code and any versions that have been previously in effect;

•	A record of any violation of the Code and any action taken as a result of the violation;

•	All acknowledgements of the Code for each person who is currently, or was, an Access Person of FSI;

•	A list of persons who are currently, or were, Access Persons;

•	A list of persons who are currently, or were, Restricted Persons;

•	Documentation pertaining to the annual review of the Code;

•	Records of pre-clearance requests for initial public offerings, private placements, and transactions in Securities, and the responses thereto;

•	Documentation of any waiver to the Code; and

•	Any other documentation related to services provided to the Treasury under an FAA or any other agreement.

Monitoring

The CCO will be responsible for:

•	Ensuring all Access Persons receive a copy of the Code and sign the certification on an initial and annual basis, as well as for any amendments to the Code;

•	Assisting in the determination of whether an Access Person has received MNPI;

•	Upon detecting, or receiving reports of violations and suspected violations of the Code, investigate them promptly, and determine whether a violation has occurred;

•	Reporting any violation of the Code to the appropriate FSI Executive(s);

•	Reviewing the operation of the Code on at least an annual basis to determine its adequacy and the effectiveness of its implementation;

•
Reviewing Access Person's Personal Securities Transactions, reflected in Quarterly Transaction Reports and duplicate trade confirmations, on a periodic basis and comparing them to those transactions entered into by FSI for its Clients; and

•	Updating the Code as necessary or appropriate in the event of compliance issues, changes in FSI’s business activities, or regulatory developments.

Last Update

July 9, 2013

APPENDIX A

POLICY/PROCEDURE FOR PREVENTING INSIDER TRADING

RESTRICTED LIST POLICY AND PROCEDURE

Policy

FSI seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in investment funds and accounts managed by FSI is something we value and endeavor to protect. To further that goal, FSI has implemented this policy and procedure to deter the misuse of Material Non-Public Information (“MNPI”) in securities transactions.

Due to FSI’s business contacts and research efforts, FSI Access Persons will occasionally receive MNPI concerning securities that it may consider as investments for its Funds and Clients or that may already be investments for its Funds and Clients. FSI’s policy prohibits the use of MNPI in connection with the purchase or sale of publicly traded securities. Accordingly, FSI’s CCO will maintain a list of securities (“FSI Restricted List”) in which FSI determines it has received MNPI or signed a non-disclosure agreement as receiving party with a public company (“NDA”). It is the policy of FSI to prohibit trading on MNPI by Access Persons on behalf of Clients and in Personal Securities Transactions.

Generally, FSI Restricted List additions will come from the following sources: (a) NDAs that FSI executes as a receiving party with public companies it is considering as investments in its private equity funds or it is providing valuation or other portfolio advisory services to; (b) Access Persons who are in contact with outside companies, analysts, and brokers regarding potential investment opportunities; (c) outside activities of Access Persons in which they serve as a director of a public company; and (d) Access Persons who notify the CCO that MNPI may be provided to a portfolio manager, investment committee, structured finance credit committee, or in connection with a government contract or engagement.

FSI may also maintain separate Restricted Lists where its obligations mandate that  certain Access Persons refrain from trading specific Securities due to conflict of interest or other concerns. While the FSI Restricted List applies to the Personal Securities Transactions of all FSI employees and the Firms’ transactions for its Affiliated Funds and other client accounts, additional Restricted Lists may be designed to limit the personal trading activities of particular personnel or Access Persons.

It is possible that FSI will hold a restricted security in one of its Affiliated Funds, or an Access Person will hold the security in their personal securities accounts. When this occurs, neither FSI nor the Access Person will be permitted to sell or purchase additional amounts of the security until it is removed from the relevant Restricted List.

FSI is committed to making sure all Access Persons understand the importance of this policy. Access Persons must comply with policies and procedures on confidentiality to ensure that MNPI remains secure and must not divulge any MNPI to any person, except in the performance of their duties.

Procedure

If an Access Person Receives MNPI

No Access Person who receives MNPI may engage in trading in applicable securities in connection with such information. They must promptly disclose the fact that they have received MNPI to the CCO or General Counsel. The CCO shall notify the Chairman, and/ or President, as appropriate (“FSI Executives”) that MNPI has been obtained with respect to a company. If either FSI Executive chooses to receive the relevant information, FSI will become restricted, including in their respective capacities as hedge fund portfolio managers, asset managers and as members of any credit or investment committees responsible for making investment decisions. Any MNPI received in connection with an FAA engagement will extend to all COE Categories.

The Access Person who receives MNPI should not disclose or divulge such MNPI, or the fact that MNPI exists, to any person other than the CCO or General Counsel. The CCO will also monitor Access Persons’ Personal Securities Transactions in the affected security. Questions regarding whether any information is considered MNPI should be promptly directed to the CCO or General Counsel.

FSI’s NDA Spreadsheet

1.	Before any FSI personnel sign an NDA on behalf of an FSI affiliated entity (whether as disclosing or receiving party), the NDA must be reviewed by General Counsel.

2.	If FSI is the receiving party, once finalized, General Counsel is responsible for providing the CCO with a final version of the NDA signed by FSI.

3.
The Director of Compliance will also receive a copy of the NDA and will maintain a spreadsheet of all NDAs signed by FSI and its affiliated entities. The spreadsheet will contain the following information:

• Name of the Company
•	Ticker Symbol (if any)
•	FSI Entity
•	Date NDA signed by FSI
• Termination Date FSI’s Restricted List

1.
The CCO will consult with one of the FSI Executives prior to deciding whether a specific security will be added to FSI’s Restricted List (except for item #2 listed below). Either of the FSI Executives may approve a security being added to FSI’s Restricted List.

2.
When providing an NDA to the CCO, Counsel for FSI may instruct the CCO to add the company to FSI’s Restricted List. The CCO may also add a name to the FSI’s Restricted List when MNPI has been received by FSI.

3.
In connection with certain FAA engagements, the CCO and FAA CCO may determine to add names to FSI’s R/L; such names may remain on FSI’s R/L for an extended period of time, as may be required by the FAA, applicable law, regulation, or FSI policies or procedures.

4.
When a security is removed from FSI’s Restricted List, it would be appropriate for the CCO to discuss its removal with the FSI personnel who initiated adding the security to FSI’s Restricted List. Also, public third-party sources (e.g. SEC filings, press releases or news articles) describing the non-public information may verify that certain information was no longer non-public. This documentation should be provided to the CCO by the FSI personnel responsible for adding the security to FSI’s Restricted List.

5.	Prior to removing a security from FSI’s Restricted List, the CCO will receive approval from at least one FSI Executive.

6.	The Director of Compliance will maintain FSI’s Restricted List for each calendar quarter. This spreadsheet will include the following information:

•	Company name
•	Ticker (if applicable)
•	Restriction date
•	Release date (if applicable)
•	Reason for being placed on Restricted List (including a specific designation whether the restriction applies to the FAA Engagement)

7.	When any additions/deletions are made to FSI’s Restricted List, the CCO and/or Director of Compliance will notify the following personnel via e-mail:

•	Steven Stein, Chairman
•	John Stein, President
•	Charlie Croog, General Counsel
•	Blaise Hils, Senior Trader
•	Eric Stein, Managing Director
•	John Penote, Chief Financial Officer

Upon request from any individual listed above, additional personnel may be notified when changes are made.

The Director of Compliance shall also update FSI’s Restricted List on Compliance11 (or any other automated system for monitoring Personal Security Transactions of Access Persons) each time a name is added or deleted from FSI’s Restricted List, to prevent any Access Person from obtaining preclearance approval to trade any restricted Security. The Director of Compliance shall also manually review FSI’s Restricted List upon receipt of any Financial Services Security preclearance request to confirm the Security is not currently restricted.

8.
Upon being notified of any additions/deletions, the Director of Compliance will update FSI’s Restricted List which FSI maintains on its order management system (“OMS”) and confirm to the CCO that the change has been made. When a security appears on the list within the OMS, the system will not permit FSI to trade this security within its hedge fund, institutional separate accounts, or in its capacity as an asset manager. The trader shall also manually review the Restricted List before entering any trade into the OMS, and shall not attempt to execute a trade in any Security appearing on FSI’s Restricted List.

9.
Each portfolio manager shall be responsible for reviewing FSI’s Restricted List prior to authorizing a purchase or sale, and shall refrain from taking any action in a restricted Security for so long as it remains on FSI’s Restricted List.

Additional Restricted Lists

If additional Restricted Lists are required, FSI shall adopt specific procedures related to the creation, maintenance and monitoring of such Restricted Lists. Any affected personnel shall be notified of such additional restrictions and any such additional Restricted Lists shall be maintained on Compliance11, or any other electronic monitoring system FSI may utilize from time to time.

Notification to Access Persons

On at least an annual basis the CCO will remind all FSI Access Persons of their obligations regarding confidential information and the procedure that is in place if MNPI is received. As the difficult question is always whether or not certain information is material, guidance will be provided to always call the CCO when you are unsure about a particular piece of information.

Personnel Responsible

The Director of Compliance will be responsible for maintaining FSI’s Restricted List and NDA spreadsheet and working with FSI’s Executives, Chief Compliance Officer, General Counsel and other FSI personnel to make sure all lists of restricted Securities remain up-to-date.

Documentation

FSI will maintain the following information:

1.	FSI’s Restricted List for each calendar quarter (any security with a release date from the prior quarter will not appear on the current Restricted List);

2.	Information received from Access Persons when a security is added to FSI’s Restricted List;

3.
Documentation received from Access Persons when FSI decides to remove a security from FSI’s Restricted List (while certain information could be relevant for longer periods of time, it is likely that most information will not continue to be MNPI for an extended period);

4.	Any additional restrictions or Restricted Lists and a list of personnel who are subject to such restrictions;

5.	FSI’s NDA spreadsheet;

6.	Final versions of any NDAs signed by FSI;

7.	Quarterly verification that no hedge fund, institutional separate account, or other account traded by FSI traded Securities in violation of FSI’s Restricted List; and

8.	Annual notifications provided to Access Persons regarding this policy.

Monitoring

On a quarterly basis the CCO will:

1.	Review FSI’s Restricted List with at least one of the FSI Executives, to determine if any securities should be added or removed;

2.	Determine if the hedge fund, institutional separate accounts or any other account traded by FSI traded any security in violation of FSI’s Restricted List;

3.	Review the Restricted List appearing on the OMS and make sure it is consistent with the FSI’s Restricted List maintained by the Director of Compliance.

Last Update

July 9, 2013

APPENDIX B

FSI CODE OF ETHICS AND CODE OF CONDUCT PRECLEARANCE REQUEST

Investment Information

Security Type (select one):

Stock	ETF	Option

Bond	Municipal Bond	Other Initial

Public Offering (IPO)	Private Placement

Symbol:

Issuer:

Transaction Information

Transaction Type (choose one):

	Buy	Sell	Sell Short	Buy to Cover

Options:	Buy to Open	Sell to Open	Buy to Close	Sell to Close

Order Type: Market

Requested Quantity:

Brokerage Account:

Representation and Affirmation

By submitting this Preclearance Request, I represent that this trade is NOT based on any Material Non-Public Information.

I understand that preclearance will only be for the business day of the Compliance Officer's approval.

Access Person Signature                                                                              Date

Disposition of Preclearance Request

Approved                                         Denied

Compliance Officer                                                                                 Date

Comments

APPENDIX D

FSI CODE OF ETHICS AND CODE OF CONDUCT ACKNOWLEDGEMENT

By submitting this Acknowledgement, I hereby acknowledge receipt of the FSI Code of Ethics and Code of Conduct (the “Code”) and the Policy/Procedure for Preventing Insider Trading (“Policy”), as most recently amended and attached as Appendix A. I certify that I have read and understand the Code and Policy and agree to abide by them. Specifically, I represent that:

•	All Personal Securities Transactions will only be effected in compliance with the Code;

•	All Political Contributions will only be effected in compliance with the Code;

•	I have informed FSI of all brokerage accounts in which I maintain Beneficial Ownership and have assisted FSI in receiving duplicate trade confirmations for each account;

•	I have disclosed all Outside Activities to the Chief Compliance Officer and will not engage in any further Outside Activities without prior approval as required under the Code;

•	I have notified the Chief Compliance Officer of any violations, or apparent violations, of the Code that I am aware of;

•
I have complied with the Gifts and Business Entertainment policy by not receiving any gift(s) valued at more than $100 within the past year, or provided extravagant or excessive gifts, Business Entertainment, or benefits to anyone who does business with FSI and have not provided gifts or Business Entertainment to any government employee in violation of this Code; and

•
I have never been found civilly liable for nor criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

By submitting this Acknowledgement, I certify that I understand that any violation of the Code and Policy could result in my dismissal and civil and criminal penalties against me.

 Signature                                                                                                          Date

Print Name

APPENDIX F

FSI CODE OF ETHICS AND CODE OF CONDUCT MANAGED ACCOUNT EXEMPTION / CERTIFICATION

By submitting this Appendix F, I hereby certify that each of the following account(s):

Name on Account and Account Number                   Name of firm

is a separately managed account or trust in which I do not have any direct or indirect authority or control to request, direct, influence, approve or consult on trades or trading strategy (each a “Managed Account”) and that the broker/manager/trustee of such account exercises sole, exclusive, and complete discretion in determining the securities held in such account and timing of any trades. I certify that I do not have any knowledge of account activity until after such trades are executed.

I further certify that I will not exercise any direct or indirect authority or control to request, direct, influence, approve or consult on trades or any trading strategy within such Managed Account.

I further certify that I will authorize and confirm that duplicate account statements and trade confirmations for all such Managed Accounts are directed to the Chief Compliance Officer of FSI.

By submitting this Appendix F, I hereby request an exemption from the Code’s preclearance requirements for all trades in these Managed Accounts.

Access Person Signature                                                                              Date

Approved:

*An initial certification must be filed before an exemption will be granted.  By submitting this certification, the Access Person agrees to provide quarterly certifications in the form set forth below to the CCO within 30 days of the end of each calendar quarter.

APPENDIX F

FSI CODE OF ETHICS AND CODE OF CONDUCT
MANAGED ACCOUNT CERTIFICATION
[            ] QUARTER [                                 ]

By submitting this Appendix F, I, hereby certify that with respect to each of the following Managed Account(s):

Name on Account and Account Number                   Name of firm

I do not have any direct or indirect authority or control to request, direct, influence, approve or consult on trades or trading strategy and that the broker/manager/trustee of such account exercises sole, exclusive, and complete discretion in determining the securities held in such account and timing of any trades.

By submitting this Appendix F, I further certify that I have not exercised any direct or indirect authority or control to request, direct, influence, approve or consult on trades or any trading strategy within such Managed Account during the calendar quarter referenced above and I did not have any knowledge of account activity during the quarter until after such trades were executed.

Access Person Signature                                                                                            Date

APPENDIX G

FAA PERSONNEL PROCEDURES

Those  personnel  who  perform  services  under  an  FAA  shall  be  subject  to  the  following procedures:

Government Forms

Management Officials and Key Individuals (as defined in the FAA) and determined by the FAA CCO shall be required to submit and update Form 450 / 278 to FSI’s CCO upon their engagement and within 15 days of the end of each calendar quarter.

Conflicts of Interest

All personnel performing work under a FAA are required to execute a Non-Disclosure Agreement in the form prescribed by the FAA and abide by all conflict of interest guidelines, procedures, or policies as issued by the Treasury or adopted by FSI from time to time. All personnel engaged to work under a FAA may be restricted from holding or trading in the securities of any portfolio company in accordance with the terms of the FAA, rules, regulations, or guidelines associated therewith, or as the FAA CCO determines from time to time. Any such restrictions on personal trading activities will be effected through a separate Restricted List applicable to such personnel.

Personnel must also advise FSI immediately if they become aware of any actual or potential personal or organizational conflict of interests with services being provided or FSI’s obligations under the FAA.

Personnel must complete any conflicts of interest questionnaires or surveys and such initial, quarterly, and annual certifications as requested by the FSI’s CCO from time to time.

Personal Securities Transactions

All personnel performing work under the FAA are required to obtain pre-approval of any Personal Securities Transactions from FSI as described in the Code. Personnel will be prohibited from trading any securities which have been restricted in connection with FSI’s engagement under the FAA, or in connection with information obtained while performing services under the FAA.

All personnel must assist FSI in obtaining duplicate trade confirms and/or account statements for any brokerage accounts in which such personnel have a beneficial interest as set forth in the Code, or as otherwise determined by FSI.

APPENDIX G ACKNOWLEDGEMENT

The undersigned hereby acknowledges receipt of the FSI Code of Ethics and Code of Conduct and agrees to be bound by the provisions of such Code as outlined on this Appendix G.

          (date)